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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Standard Drilling, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-51569

Nevada (State or other jurisdiction of incorporation) (I.R.S. Employerof incorporation)	84-1598154 (I.R.S. Employer Identification No.)
1640 Terrace Way Walnut Creek, CA 94597 (Address of principal executive offices)	94597 (Zip Code)

Registrant’s telephone number, including area code:  (925) 930-0100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01

Entry into a Material Definitive Agreement

On January 7, 2013, we entered into a binding letter of intent with The E-Factor Corp., a Delaware corporation (“EFactor”), to acquire all of the capital stock of EFactor from the EFactor shareholders in exchange for shares of our securities (the “Acquisition”).  The Letter of Intent outlines our mutual understanding of certain basic terms regarding the Acquisition and subject to satisfying certain conditions precedents and the execution and delivery of definitive documents with respect to all matters pertaining to the transaction.

EFactor is the owner, operator and administrator of certain assets related to include social media network, on- and offline content and interests in other majority owned ventures (EFactor India and EFactor China) or wholly-owned subsidiaries that conduct business operations such as EQMentor and MCC International and certain other intellectual property.

We have agreed to cooperate with each other fully, in good faith, and with the view of obtaining all necessary consents, executing and delivering the definitive documentation, and effecting the closing of the Transaction (the “Closing”) on or before January 25, 2013 (the “Closing Date”).  If necessary, the Closing Date may be extended upon the mutual agreement of the parties.

The transaction provides for the issuance of 66,541,120 shares of our common stock and 2,410,546 Class A Preferred Stock that in aggregate will represent approximately 98% of our voting capital stock after taking into account (i) the right of each Class A Preferred share to multiple votes in any matter presented to our shareholders, (ii) the proposed reverse split of all of our issued and outstanding shares of Common Stock subsequent to the Closing, and (iii) the exercise of 1,000,000 previously issued and outstanding options.

Prior to the Closing, and after compliance with all applicable laws, rules and regulations, our Board of Directors will take all required action so that designees of EFactor are elected to our Board of Directors.  In connection with such action, at least 10 days prior to Closing, we will file a Schedule 14F-1 with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder providing disclosure on the EFactor designees to our Board of Directors and then mail the Schedule 14F-1 to our shareholders of record.

In addition, subsequent to the acquisition of EFactor we will file a Schedule 14C Information Statement with the Commission pursuant to the requirements of Section 14(c) of the Exchange Act and Rule 14c-101 for the purpose of effecting (i) a name change to such name as the new board of directors determines to be appropriate and  (ii) a reverse split of the our common stock sufficient to provide the EFactor Shareholders with 98% of the voting capital stock.

The Closing of the Acquisition is conditioned upon certain key conditions, including:

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Our common stock remaining quoted on the OTC Bulletin Board and DTC eligible;

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The Schedule 14F-1 shall have been filed with the Commission at least 10 days prior to the Closing Date and mailed to our shareholders of record; and

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EFactor shall have delivered audited financial statements for its two most recent fiscal years together with unaudited interim statements from the end of the most recent fiscal year to the end of the most recently completed fiscal quarter, all of which shall be prepared in conformity with GAAP and shall be in form and substance necessary to comply with the rules and regulations of the Commission as to financial statements to be included in the “Super 8-K” to be filed by us with the Commission after the Closing and within the required time period.

The foregoing description of the terms of the Letter of Intent are qualified in its entirety by the full text of such document, which is filed as Exhibits 10.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01

 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1 (1)	Letter of Intent dated January 7, 2013, between Standard Drilling, Inc. and The E-Factor Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Standard Drilling, Inc.

 (Registrant)

Dated: January 7, 2013

By:

/S/ David S. Rector

            Name:  David S. Rector

Title:

Chief Executive Officer

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